As filed with the Securities and Exchange Commission on ______, 2008

                                                Commission File No. 333-______

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-1

                          Registration Statement Under
                           THE SECURITIES ACT OF 1933

                              DAULTON CAPITAL CORP.
                             ----------------------
               (Exact name of registrant as specified in charter)

           Nevada                        1311                   30-0459858
 ---------------------------      ----------------          ------------------
(State or other jurisdiction  (Primary Standard Classi-       (IRS Employer
     of incorporation)           fication Code Number)          I.D. Number)

                           39 New Brighton Manor S.E.
                                Calgary, Alberta
                                 Canada T2Z 4G8
                                 (888) 387-1403
                    ----------------------------------------
         (Address and telephone number of principal executive offices)

                           39 New Brighton Manor S.E.
                                Calgary, Alberta
                                 Canada T2Z 4G8
                                 (888) 387-1403
                  -------------------------------------------
(Address of principal place of business or intended principal place of business)

                                   Ryan Beamin
                           39 New Brighton Manor S.E.
                                Calgary, Alberta
                                 Canada T2Z 4G8
                                 (888) 387-1403
                    ----------------------------------------
           (Name, address and telephone number of agent for service)

         Copies of all communications, including all communications sent to the agent for service, should be sent to:

                              William T. Hart, Esq.
                               Hart & Trinen, LLP
                             1624 Washington Street
                             Denver, Colorado 80203
                                  303-839-0061

 As soon as practicable after the effective date of this Registration Statement
-------------------------------------------------------------------------------
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of
1933 check the following box:   [x]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b2 of the Exchange Act.

       Large accelerated filer   [  ]            Accelerated filer   [  ]

       Non-accelerated filer     [  ]            Smaller reporting company  [x]
(Do not check if a smaller reporting company)


                         CALCULATION OF REGISTRATION FEE

Title of each                        Proposed      Proposed
 Class of                            Maximum       Maximum
Securities            Securities     Offering      Aggregate      Amount of
   to be                  to be      Price Per     Offering      Registration
Registered            Registered      Share (1)      Price           Fee
----------            ----------     ----------    ---------     ------------

Common Stock (2)    1,800,000          $0.20        $360,000         $15
-----------------------------------------------------------------------------


(1) Offering price computed in accordance with Rule 457.
(2) Shares of common stock offered by selling shareholders


      The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of l933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS
                              DAULTON CAPITAL CORP.

                                  Common Stock

      By means of this prospectus a number of shareholders of Daulton Capital Corp. are offering to sell up to 1,800,000 shares of Daulton Capital's common stock at a price of $0.20 per share. If and when Daulton Capital's common stock becomes quoted on the OTC Bulletin Board, the shares owned by the selling shareholders may be sold in the over-the-counter market, or otherwise, at prices and terms then prevailing or at prices related to the then-current market price, or in negotiated transactions.

      Daulton Capital will not receive any proceeds from the sale of the common stock by the selling stockholders. Daulton Capital will pay for the expenses of this offering which are estimated to be $35,000, of which approximately $16,000 has been paid as of the date of this prospectus.

      As of the date of this prospectus there was no public market for Daulton Capital's common stock. Although Daulton Capital plans to have its shares listed on the OTC Bulletin Board, Daulton Capital may not be successful in establishing any public market for its common stock.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

      THESE SECURITIES ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK. FOR A DESCRIPTION OF CERTAIN IMPORTANT FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS, SEE "RISK FACTORS" BEGINNING ON PAGE 2 OF THIS PROSPECTUS.










                  The date of this prospectus is June __, 2008.

                               PROSPECTUS SUMMARY

      Daulton Capital was incorporated in Nevada on January 8, 2008.

      Daulton Capital plans to be involved in the exploration and development of oil and gas. Daulton Capital's activities will be primarily be dependent upon available financing.

      As of May 31, 2008 Daulton Capital had an interest in one oil and gas property.

      As of May 31, 2008 Daulton Capital had 3,300,000 outstanding shares of common stock.

      Daulton Capital does not have a website. Daulton Capital is not a blank check company required to comply with Rule 419 of the Securities and Exchange Commission.

           Daulton Capital's offices are located at 39 New Brighton Manor S.E., Calgary, Alberta, Canada T2Z 4G8. Daulton Capital's telephone number is (866) 822-0325 and its facsimile number is (888) 387-1403.

      See the "Glossary" section of this prospectus for the definition of terms pertaining to the oil and gas industry which are used in this prospectus.

Forward Looking Statements

      This Prospectus contains various forward-looking statements that are based on Daulton Capital's beliefs as assumptions made by and information currently available to Daulton Capital. When used in this Prospectus, the words "believe", "expect", "anticipate", "estimate" "intend", "project", "predict" and similar expressions are intended to identify forward-looking statements. These statements may involve projections, capital requirements, operating expenses, and the like, and are subject to certain risks, uncertainties and assumptions which could cause actual results to differ materially from projections or estimates. Factors which could cause actual results to differ materially are discussed at length under the heading "Risk Factors". Should one or more of the enumerated risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Investors should not place undue reliance on forward-looking statements, all of which speak only as of the date made.

The Offering

      By means of this prospectus a number of Daulton Capital's shareholders are offering to sell up to 1,800,000 shares of its common stock at a price of $.20 per share. If and when Daulton Capital's common stock becomes quoted on the OTC Bulletin Board or listed on a securities exchange, the shares owned by the selling shareholders may be sold in the over-the-counter market, or otherwise, at prices and terms then prevailing or at prices related to the then-current market price, or in negotiated transactions.

      The purchase of the securities offered by this prospectus involves a high degree of risk. Risk factors include the lack of any relevant operating history, losses since Daulton Capital was incorporated, and the possible need for Daulton Capital to sell shares of its common stock to raise additional capital. See "Risk Factors" beginning on page 2 of this prospectus for additional Risk Factors.

                                  RISK FACTORS

      The securities being offered involve a high degree of risk. Prospective investors should consider the following risk factors which affect Daulton Capital's business and this offering. These risk factors discuss all material risks which pertain to an investment in Daulton Capital's common stock. If any of the risks discussed below materialize, Daulton Capital's common stock could decline in value or become worthless.

Risk Factors Related to Daulton Capital's Business.

DAULTON CAPITAL HAS A HISTORY OF LOSSES AND MAY NEVER BE PROFITABLE. Daulton Capital has never earned a profit. Daulton Capital expects to incur losses during the foreseeable future and may never be profitable.

THE FAILURE OF DAULTON CAPITAL TO OBTAIN CAPITAL MAY SIGNIFICANTLY RESTRICT DAULTON CAPITAL'S PROPOSED OPERATIONS. Daulton Capital needs additional capital to fund its operating losses and to explore for oil and gas. Daulton Capital's issuance of equity or equity-related securities to raise capital will dilute the ownership interest of existing shareholders.

      Daulton Capital does not know what the terms of any future capital raising may be but any future sale of Daulton Capital's equity securities would dilute the ownership of existing stockholders and could be at prices substantially below the price of the shares of common stock sold in this offering. The failure of Daulton Capital to obtain the capital which it requires will result in the slower implementation of Daulton Capital's business plan or its inability of Daulton Capital to implement its business plan. There can be no assurance that Daulton Capital will be able to obtain any capital which it will need.

      To enable Daulton Capital to continue in business Daulton Capital will eventually need to earn a profit or obtain additional financing until Daulton Capital is able to earn a profit. As a result of Daulton Capital's short operating history it is difficult for potential investors to evaluate its business. There can be no assurance that Daulton Capital can implement its business plan, that it will be profitable, or that the shares which may be sold in this offering will have any value.

      Daulton Capital will not receive any proceeds from the sale of the shares offered by the selling shareholders.

OIL AND GAS EXPLORATION IS NOT AN EXACT SCIENCE, AND INVOLVES A HIGH DEGREE OF RISK. The primary risk lies in the drilling of dry holes or drilling and completing wells which, though productive, do not produce gas and/or oil in sufficient amounts to return the amounts expended and produce a profit. Hazards, such as unusual or unexpected formation pressures, downhole fires, blowouts, loss of circulation of drilling fluids and other conditions are involved in drilling and completing oil and gas wells and, if such hazards are encountered, completion of any well may be substantially delayed or prevented. In addition, adverse weather conditions can hinder or delay operations, as can shortages of equipment and materials or unavailability of drilling, completion, and/or work-over rigs. Even though a well is completed and is found to be productive, water and/or other substances may be encountered in the well, which may impair or prevent production or marketing of oil or gas from the well.

      Exploratory drilling involves substantially greater economic risks than development drilling because the percentage of wells completed as producing wells is usually less than in development drilling. Exploratory drilling itself can be of varying degrees of risk and can generally be divided into higher risk attempts to discover a reservoir in a completely unproven area or relatively lower risk efforts in areas not too distant from existing reservoirs. While exploration adjacent to or near existing reservoirs may be more likely to result in the discovery of oil and gas than in completely unproven areas, exploratory efforts are nevertheless high risk activities.

      Although the completion of oil and gas wells is, to a certain extent, less risky than drilling for oil and gas, the process of completing an oil or gas well is nevertheless associated with considerable risk. In addition, even if a well is completed as a producer, the well for a variety of reasons may not produce sufficient oil or gas in order to repay Daulton Capital's investment in the well.

THE ACQUISITION, EXPLORATION AND DEVELOPMENT OF OIL AND GAS PROPERTIES, AND THE PRODUCTION AND SALE OF OIL AND GAS ARE SUBJECT TO MANY FACTORS WHICH ARE OUTSIDE DAULTON CAPITAL'S CONTROL. These factors include, among others, general economic conditions, proximity to pipelines, oil import quotas, supply, demand, and price of other fuels and the regulation of production, refining, transportation, pricing, marketing and taxation by Federal, state, and local governmental authorities.

BUYERS OF DAULTON CAPITAL'S GAS, IF ANY, MAY REFUSE TO PURCHASE GAS FROM DAULTON CAPITAL IN THE EVENT OF OVERSUPPLY. If wells which may be drilled by Daulton Capital are productive of natural gas, the quantities of gas that Daulton
Capital may be able to sell may be too small to pay for the expenses of operating the wells. In such a case, the wells would be "shut-in" until such time, if ever, that economic conditions permit the sale of gas in quantities which would be profitable.

INTERESTS THAT DAULTON CAPITAL MAY ACQUIRE IN OIL AND GAS PROPERTIES MAY BE SUBJECT TO ROYALTY AND OVERRIDING ROYALTY INTERESTS, LIENS INCIDENT TO OPERATING AGREEMENTS, LIENS FOR CURRENT TAXES AND OTHER BURDENS AND ENCUMBRANCES, EASEMENTS AND OTHER RESTRICTIONS, ANY OF WHICH MAY SUBJECT DAULTON CAPITAL TO FUTURE UNDETERMINED EXPENSES. Daulton Capital does not intend to purchase title insurance, title memos, or title certificates for any leasehold interests it will acquire. It is possible that at some point Daulton Capital will have to undertake title work involving substantial costs. In addition, it is possible that Daulton Capital may suffer title failures resulting in significant losses to Daulton Capital.

THE DRILLING OF OIL AND GAS WELLS INVOLVES HAZARDS SUCH AS BLOWOUTS, UNUSUAL OR UNEXPECTED FORMATIONS, PRESSURES OR OTHER CONDITIONS WHICH COULD RESULT IN SUBSTANTIAL LOSSES OR LIABILITIES TO THIRD PARTIES. Although Daulton Capital intends to acquire adequate insurance, or to be named as an insured under coverage acquired by others (e.g., the driller or operator), Daulton Capital may not be insured against all such losses because such insurance may not be available, premium costs may be deemed unduly high, or for other reasons. Accordingly, uninsured liabilities to third parties could result in the loss of Daulton Capital's funds or property.

DAULTON CAPITAL'S OPERATIONS ARE DEPENDENT UPON THE CONTINUED SERVICES OF ITS OFFICERS. THE LOSS OF ANY OF THESE OFFICERS, WHETHER AS A RESULT OF DEATH, DISABILITY OR OTHERWISE, MAY HAVE A MATERIAL ADVERSE EFFECT UPON THE BUSINESS OF DAULTON CAPITAL.

DAULTON CAPITAL'S OPERATIONS WILL BE AFFECTED FROM TIME TO TIME AND IN VARYING DEGREES BY POLITICAL DEVELOPMENTS AND FEDERAL AND STATE LAWS AND REGULATIONS REGARDING THE DEVELOPMENT, PRODUCTION AND SALE OF CRUDE OIL AND NATURAL GAS. These regulations require permits for drilling of wells and also cover the spacing of wells, the prevention of waste, and other matters. Rates of production of oil and gas have for many years been subject to Federal and state conservation laws and regulations and the petroleum industry is subject to Federal tax laws. In addition, the production of oil or gas may be interrupted or terminated by governmental authorities due to ecological and other considerations. Compliance with these regulations may require a significant capital commitment by and expense to Daulton Capital and may delay or otherwise adversely affect Daulton Capital's proposed operations.

   From time to time legislation has been proposed relating to various conservation and other measures designed to decrease dependence on foreign oil. No prediction can be made as to what additional legislation may be proposed or enacted. Oil and gas producers may face increasingly stringent regulation in the years ahead and a general hostility towards the oil and gas industry on the part of a portion of the public and of some public officials. Future regulation will probably be determined by a number of economic and political factors beyond the control of Daulton Capital or the oil and gas industry.

DAULTON CAPITAL'S ACTIVITIES WILL BE SUBJECT TO EXISTING FEDERAL AND STATE LAWS AND REGULATIONS GOVERNING ENVIRONMENTAL QUALITY AND POLLUTION CONTROL. Compliance with environmental requirements and reclamation laws imposed by Federal, state, and local governmental authorities may necessitate significant capital outlays and may materially affect the earnings of Daulton Capital. It is impossible to predict the impact of environmental legislation and regulations (including regulations restricting access and surface use) on Daulton Capital's operations in the future although compliance may necessitate significant capital outlays, materially affect Daulton Capital's earning power or cause material changes in its intended business. In addition, Daulton Capital may be exposed to potential liability for pollution and other damages.

SINCE DAULTON CAPITAL'S OFFICERS PLAN TO DEVOTE ONLY A PORTION OF THEIR TIME TO DAULTON CAPITAL'S BUSINESS, ITS CHANCES OF BEING PROFITABLE WILL BE LESS THAN IF IT HAD FULL TIME MANAGEMENT. As of the date of this prospectus Daulton Capital had two officers. With the exception of Philip Grey, the officers of Daulton Capital are employed full-time at other companies and the officers' other responsibilities could take precedence over the officer's duties to Daulton Capital.

Risk Factors Related to this Offering

AS OF THE DATE OF THIS PROSPECTUS THERE WAS NO PUBLIC MARKET FOR DAULTON CAPITAL'S COMMON STOCK AND IF NO PUBLIC MARKET DEVELOPS, PURCHASERS OF THE SHARES OFFERED BY THIS PROSPECTUS MAY BE UNABLE TO SELL THEIR SHARES. If purchasers are unable to sell their shares, purchasers may never be able to recover any amounts which they paid for Daulton Capital's shares.

BECAUSE THERE IS NO PUBLIC MARKET FOR DAULTON CAPITAL'S COMMON STOCK, THE PRICE FOR ITS SHARES WAS ARBITRARILY ESTABLISHED, DOES NOT BEAR ANY RELATIONSHIP TO DAULTON CAPITAL'S ASSETS, BOOK VALUE OR NET WORTH, AND MAY BE GREATER THAN THE PRICE WHICH INVESTORS IN THIS OFFERING MAY RECEIVE WHEN THEY RESELL THEIR SHARES. Accordingly, the offering price of Daulton Capital's common stock should not be considered to be any indication of the value of its shares. The factors considered in determining the offering price included Daulton Capital's future prospects and the likely trading price for its common stock if a public market ever develops.

SHOULD A MARKET FOR DAULTON CAPITAL'S COMMON STOCK EVER DEVELOP, DISCLOSURE REQUIREMENTS PERTAINING TO PENNY STOCKS MAY REDUCE THE LEVEL OF TRADING ACTIVITY IN THE MARKET FOR DAULTON CAPITAL'S COMMON STOCK AND INVESTORS MAY FIND IT DIFFICULT TO SELL THEIR SHARES. If a market ever develops for the common stock of Daulton Capital, trades of Daulton Capital's common stock will be subject to Rule 15g-9 of the Securities and Exchange Commission, which rule imposes certain requirements on broker/dealers who sell securities subject to the rule to persons other than established customers and accredited investors. For transactions covered by the rule, brokers/dealers must make a special suitability determination for purchasers of the securities and receive the purchaser's written agreement to the transaction prior to sale. The Securities and Exchange Commission also has rules that regulate broker/dealer practices in connection with transactions in "penny stocks". Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in that security is provided by the exchange or system). The penny stock rules require a broker/ dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the Commission that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker/dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker/dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker/dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation.

                       DILUTION AND COMPARATIVE SHARE DATA

      As of May 31, 2008 Daulton Capital had 3,300,000 outstanding shares of common stock, which had a net tangible book value of approximately $0.05 per share. These shares were issued for cash of $164,054.

      The following table illustrates per share dilution and the comparative stock ownership of Daulton Capital's stockholders as compared to the investors in this offering, assuming all shares offered by this prospectus are sold.

Shares outstanding as of May 31, 2008                              3,300,000

Shares offered by selling shareholders                             1,800,000

Net tangible book value per share at as of May 31, 2008                $0.05

Offering price, per share                                              $0.20

Dilution to purchasers of shares offered by this prospectus            $0.15

Equity ownership by purchasers of shares offered by this prospectus      55%

Equity ownership by present shareholders                                 45%

      The following table shows the cash amount paid by the present shareholders of Daulton Capital for their shares of Daulton Capital's common stock:

   Name                                      Shares     Price Paid Per Share
   ----                                      ------     --------------------

Ryan Beamin (Officer and Director)         1,800,000         $0.01
Ryan Beamin (Officer and Director)            20,000         $0.10 CDN
Investors in private offering              1,480,000         $0.10 CDN


                   MARKET FOR DAULTON CAPITAL'S COMMON STOCK.

      Daulton Capital's common stock is not quoted on any exchange and there is no public trading market.

      As of May 31, 2008, Daulton Capital had 3,300,000 outstanding shares of common stock and 55 shareholders. Daulton Capital does not have any outstanding options, warrants or other arrangements providing for the issuance of additional shares of its capital stock.

      All of the outstanding shares of Daulton Capital are restricted securities and if not sold by means of this prospectus may be sold in accordance with Rule 144 of the Securities and Exchange Commission beginning in October 2008.

      Holders of common stock are entitled to receive dividends as may be declared by the Board of Directors. Daulton Capital's Board of Directors is not restricted from paying any dividends but is not obligated to declare a dividend. No dividends have ever been declared and it is not anticipated that dividends will ever be paid.

       Daulton Capital's Articles of Incorporation authorize its Board of Directors to issue up to 5,000,000 shares of preferred stock. The provisions in the Articles of Incorporation relating to the preferred stock allow Daulton Capital's directors to issue preferred stock with multiple votes per share and dividend rights which would have priority over any dividends paid with respect to the holders of Daulton Capital's common stock. The issuance of preferred stock with these rights may make the removal of management difficult even if the removal would be considered beneficial to shareholders generally, and will have the effect of limiting shareholder participation in certain transactions such as mergers or tender offers if these transactions are not favored by Daulton Capital's management.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                              AND PLAN OF OPERATION

      The following discussion of financial condition and results of operations should be read in conjunction with the consolidated financial statements and the notes to the consolidated financial statements, which are included elsewhere in this prospectus.

      Daulton Capital was incorporated on January 8, 2008. Daulton Capital has a 20% working interest (16% net revenue interest) in a oil well located in Creek County, Oklahoma. As of May 31, 2008 the well was producing, net to Daulton Capital's net revenue interest, two barrels of oil per day.

RESULTS OF OPERATIONS

         The factors that most significantly affect Daulton Capital's results of operations will be (i) the sale prices of crude oil and natural gas, (ii) the amount of production from oil or gas wells in which Daulton Capital has an interest, and (iii) and lease operating expenses. Daulton Capital's revenues will also be significantly impacted by its ability to maintain or increase oil or gas production through exploration and development activities.

      Prices received by Daulton Capital for sales of crude oil and natural gas may fluctuate significantly from period to period. The fluctuations in oil prices during these periods reflect market uncertainty regarding the inability of the Organization of Petroleum Exporting Countries ("OPEC") to control the production of its member countries, as well as concerns related to the global supply and demand for crude oil. Gas prices received by Daulton Capital will fluctuate with changes in the spot market price for gas.

      Changes in natural gas and crude oil prices will significantly affect the revenues and cash flow of the wells and the value of the oil and gas properties. Declines in the prices of crude oil and natural gas could have a material adverse effect on the success of Daulton Capital's operations and activities, recoupment of the costs of acquiring, developing and producing its wells and profitability. Daulton Capital is unable to predict whether the prices of crude oil and natural gas will rise, stabilize or decline in the future.

      Other than the foregoing, Daulton Capital does not know of any trends, events or uncertainties that have had or are reasonably expected to have a material impact on Daulton Capital's net sales, revenues or expenses.

LIQUIDITY AND CAPITAL RESOURCES

      It is expected that Daulton Capital's principal source of cash flow will be from the production and sale of crude oil and natural gas reserves which are depleting assets. Cash flow from the sale of oil and gas production depends upon the quantity of production and the price obtained for the production. An increase in prices will permit Daulton Capital to finance its operations to a greater extent with internally generated funds, may allow Daulton Capital to obtain equity financing more easily or on better terms, and lessens the difficulty of obtaining financing. However, price increases heighten the competition for oil and gas prospects, increase the costs of exploration and development, and, because of potential price declines, increase the risks associated with the purchase of producing properties during times that prices are at higher levels.

      A decline in oil and gas prices (i) will reduce the cash flow internally generated by Daulton Capital which in turn will reduce the funds available for exploring for and replacing oil and gas reserves, (ii) will increase the difficulty of obtaining equity and debt financing and worsen the terms on which such financing may be obtained, (iii) will reduce the number of oil and gas prospects which have reasonable economic terms, (iv) may cause Daulton Capital to permit leases to expire based upon the value of potential oil and gas reserves in relation to the costs of exploration, (v) may result in marginally productive oil and gas wells being abandoned as non-commercial, and (vi) may increase the difficulty of obtaining financing. However, price declines reduce the competition for oil and gas properties and correspondingly reduce the prices paid for leases and prospects.

      In February 2008 Daulton Capital sold 1,500,000 shares of its common stock at a price of $0.10 CDN per share to a group of private investors. Ryan Beamin, Daulton Capital's sole officer and director, purchased 20,000 of these shares.

      Daulton Capital's material sources and (uses) of cash during the period from its inception (January 8, 2008) through April 30, 2008 were:


      Cash used by operating activities                  $  (17,731)
      Purchase of oil and gas property                    $(100,000)
      Sale of common stock                                $ 164,054


      As of May 31, 2008 Daulton Capital had cash on hand of approximately $50,000.

      Daulton Capital's plan of operation is described in more detail in the "Business" section of this prospectus.

      Daulton Capital does not anticipate that it will need to hire any employees during the twelve month period following the date of this prospectus.

      Daulton Capital's future plans will be dependent upon the amount of capital Daulton Capital is able to raise. Daulton Capital may attempt to raise additional capital through the private sale of its equity securities or borrowings from third party lenders. Daulton Capital does not have any commitments or arrangements from any person to provide Daulton Capital with any additional capital. If additional financing is not available when needed, Daulton Capital may continue to operate in its present mode or Daulton Capital may need to cease operations. Daulton Capital does not have any plans, arrangements or agreements to sell its assets or to merge with another entity.

      Daulton Capital plans to generate profits by drilling productive oil or gas wells. However, Daulton Capital will need to raise the funds required to drill new wells from third parties willing to pay Daulton Capital's share of drilling and completing the wells. Daulton Capital may also attempt to raise needed capital through the private sale of its securities or by borrowing from third parties. Daulton Capital may not be successful in raising the capital needed to drill oil or gas wells. In addition, any future wells which may be drilled by Daulton Capital may not be productive of oil or gas. The inability of Daulton Capital to generate profits may force Daulton Capital to curtail or cease operations.

Contractual Obligations

      As of May 31, 2008 Daulton Capital did not have any material capital commitments, other than funding its operating losses. It is anticipated that any capital commitments that may occur will be financed principally through the sale of shares of Daulton Capital's common stock or other equity securities. However, there can be no assurance that additional capital resources and financings will be available to Daulton Capital on a timely basis, or if available, on acceptable terms.

                                    BUSINESS

      Daulton Capital was incorporated in Nevada on January 8, 2008 and plans to be involved in the exploration and development of oil and gas.

      Daulton Capital plans to evaluate undeveloped oil and gas prospects and participate in drilling activities on those prospects which in the opinion of management are favorable for the production of oil or gas. If, through its review, a geographical area indicates geological and economic potential, Daulton Capital may attempt to acquire leases or other interests in the area. Daulton Capital may then attempt to sell portions of its leasehold interests in a prospect to unrelated third parties, thus sharing the risks and rewards of the exploration and development of the prospect with the joint owners. One or more wells may be drilled on a prospect, and if the results indicate the presence of sufficient oil and gas reserves, additional wells may be drilled on the prospect.

      Daulton Capital may also:

     o acquire a working interest in one or more prospects from others and participate with the other working interest owners in drilling, and if warranted, completing oil or gas wells on a prospect, or
     o    purchase producing oil or gas properties.

      Daulton Capital's activities will primarily be dependent upon available financing.

     Daulton Capital has a 20% working interest (16% net revenue interest) in an oil and gas lease covering 20 acres in Creek County, Oklahoma. As of May 31, 2008 the well was producing approximately two barrels of oil per day, net to Daulton Capital's net revenue interest.

      The following table shows, as of May 31, 2008, by state or region, Daulton Capital's producing wells, Developed Acreage and Undeveloped Acreage, excluding service (injection and disposal) wells:

State           Productive Wells (1)   Developed Acreage Undeveloped Acreage (1)
-----           --------------------   ----------------- -----------------------
                Gross            Net   Gross         Net Gross             Net
                -----            ---   -----         --- -----             ---

Oklahoma            1            0.16     20         3.2    --              --

(1) "Undeveloped Acreage" includes leasehold interests on which wells have not been drilled or completed to the point that would permit the production of commercial quantities of natural gas and oil regardless of whether the leasehold interest is classified as containing proved undeveloped reserves.

      The following table shows, as of May 31, 2008 the status of Daulton Capital's gross developed and undeveloped acreage.

State             Gross Acreage    Held by Production  Not Held by Production
-----             -------------    ------------------  ----------------------

Oklahoma                20                  20                    --

      Acres Held By Production remain in force so long as oil or gas is produced from the well on the particular lease. Leased acres which are not Held By Production require annual rental payments to maintain the lease until the first to occur of the following: the expiration of the lease or the time oil or gas is produced from one or more wells drilled on the lease acreage. At the time oil or gas is produced from wells drilled on the leased acreage the lease is considered to be Held By Production.

      Daulton Capital does not own any Overriding Royalty Interests.

      Title to properties is subject to royalty, overriding royalty, carried, net profits, working and other similar interests and contractual arrangements customary in the oil and gas industry, to liens for current taxes not yet due and to other encumbrances. As is customary in the industry in the case of undeveloped properties, little investigation of record title is made at the time of acquisition (other than a preliminary review of local records). Drilling title opinions are always prepared before commencement of drilling operations; however, as is customary in the industry.

      Daulton Capital is not obligated to provide a fixed and determined quantity of oil or gas in the future. During the last three fiscal years, Daulton Capital has not had, nor does it now have, any long-term supply or similar agreement with any government or governmental authority.

GOVERNMENT REGULATION

      Various state and federal agencies regulate the production and sale of oil and natural gas. All states in which Daulton Capital plans to operate impose restrictions on the drilling, production, transportation and sale of oil and natural gas.

      The Federal Energy Regulatory Commission (the "FERC") regulates the interstate transportation and the sale in interstate commerce for resale of natural gas. The FERC's jurisdiction over interstate natural gas sales has been substantially modified by the Natural Gas Policy Act under which the FERC continued to regulate the maximum selling prices of certain categories of gas sold in "first sales" in interstate and intrastate commerce.

      FERC has pursued policy initiatives that have affected natural gas marketing. Most notable are (1) the large-scale divestiture of interstate pipeline-owned gas gathering facilities to affiliated or non-affiliated companies; (2) further development of rules governing the relationship of the pipelines with their marketing affiliates; (3) the publication of standards relating to the use of electronic bulletin boards and electronic data exchange by the pipelines to make available transportation information on a timely basis and to enable transactions to occur on a purely electronic basis; (4) further review of the role of the secondary market for released pipeline capacity and its relationship to open access service in the primary market; and (5) development of policy and promulgation of orders pertaining to its authorization of market-based rates (rather than traditional cost-of-service based rates) for transportation or transportation-related services upon the pipeline's demonstration of lack of market control in the relevant service market. Daulton Capital does not know what effect the FERC's other activities will have on the access to markets, the fostering of competition and the cost of doing business.

      Daulton Capital's sales of oil and natural gas liquids will not be regulated and will be at market prices. The price received from the sale of these products will be affected by the cost of transporting the products to market. Much of that transportation is through interstate common carrier pipelines.

      Federal, state, and local agencies have promulgated extensive rules and regulations applicable to Daulton Capital's oil and natural gas exploration, production and related operations. Most states require permits for drilling operations, drilling bonds and the filing of reports concerning operations and impose other requirements relating to the exploration of oil and natural gas. Many states also have statutes or regulations addressing conservation matters including provisions for the unitization or pooling of oil and natural gas properties, the establishment of maximum rates of production from oil and natural gas wells and the regulation of spacing, plugging and abandonment of such wells. The statutes and regulations of some states limit the rate at which oil and natural gas is produced from Daulton Capital's properties. The federal and state regulatory burden on the oil and natural gas industry increases Daulton Capital's cost of doing business and affects its profitability. Because these rules and regulations are amended or reinterpreted frequently, Daulton Capital is unable to predict the future cost or impact of complying with those laws.

COMPETITION AND MARKETING

      Daulton Capital will be faced with strong competition from many other companies and individuals engaged in the oil and gas business, many are very large, well established energy companies with substantial capabilities and established earnings records. Daulton Capital may be at a competitive disadvantage in acquiring oil and gas prospects since it must compete with these individuals and companies, many of which have greater financial resources and larger technical staffs. It is nearly impossible to estimate the number of competitors; however, it is known that there are a large number of companies and individuals in the oil and gas business.

      Exploration for and production of oil and gas are affected by the availability of pipe, casing and other tubular goods and certain other oil field equipment including drilling rigs and tools. Daulton Capital will depend upon independent drilling contractors to furnish rigs, equipment and tools to drill its wells. Higher prices for oil and gas may result in competition among operators for drilling equipment, tubular goods and drilling crews which may affect Daulton Capital's ability expeditiously to drill, complete, recomplete and work-over its wells. However, Daulton Capital has not experienced and does not anticipate difficulty in obtaining supplies, materials, drilling rigs, equipment or tools.

      Daulton Capital does not refine or otherwise process crude oil and condensate production. Substantially all of the crude oil and condensate production from Daulton Capital's well is sold at posted prices under short-term contracts, which is customary in the industry.

      The market for oil and gas is dependent upon a number of factors beyond Daulton Capital's control, which at times cannot be accurately predicted. These factors include the proximity of wells to, and the capacity of, natural gas pipelines, the extent of competitive domestic production and imports of oil and gas, the availability of other sources of energy, fluctuations in seasonal supply and demand, and governmental regulation. In addition, there is always the possibility that new legislation may be enacted which would impose price controls or additional excise taxes upon crude oil or natural gas, or both. Oversupplies of natural gas can be expected to recur from time to time and may result in the gas producing wells being shut-in. Increased imports of natural gas may adversely affect the market for domestic natural gas.

      The market price for crude oil is significantly affected by policies adopted by the member nations of Organization of Petroleum Exporting Countries ("OPEC"). Members of OPEC establish prices and production quotas among themselves for petroleum products from time to time with the intent of controlling the current global supply and consequently price levels. Daulton Capital is unable to predict the effect, if any, that OPEC or other countries will have on the amount of, or the prices received for, crude oil and natural gas.

      Gas prices, which were once effectively determined by government regulations, are now largely influenced by competition. Competitors in this market include producers, gas pipelines and their affiliated marketing companies, independent marketers, and providers of alternate energy supplies, such as residual fuel oil. Changes in government regulations relating to the production, transportation and marketing of natural gas have also resulted in significant changes in the historical marketing patterns of the industry. Generally, these changes have resulted in the abandonment by many pipelines of long-term contracts for the purchase of natural gas, the development by gas producers of their own marketing programs to take advantage of new regulations requiring pipelines to transport gas for regulated fees, and an increasing tendency to rely on short-term contracts priced at spot market prices.

GENERAL

      Daulton Capital has never been a party to any bankruptcy, receivership, reorganization, readjustment or similar proceedings. Since Daulton Capital is engaged in the oil and gas business, it does not allocate funds to product research and development in the conventional sense. Daulton Capital does not have any patents, trade-marks, or labor contracts. With the exception of Daulton Capital's oil and gas leases, Daulton Capital does not have any licenses, franchises, concessions or royalty agreements. Backlog is not material to an understanding of Daulton Capital's business. Daulton Capital's business is not subject to renegotiation of profits or termination of contracts or subcontracts at the election of federal government.

      Daulton Capital's offices are located at 39 New Brighton Manor S.E., Calgary, Alberta, Canada T2Z 4G8. The 550 square feet of office space is occupied under a lease requiring rental payments of $1,000 per month until January 2009.

         As of May 31, 2008 Daulton Capital did not have any full time employees.

                                   MANAGEMENT

      Daulton Capital's officer and director is listed below. Daulton Capital's directors will generally be elected at the annual shareholders' meeting and hold office until the next annual shareholders' meeting or until their successors are elected and qualified. Daulton Capital's executive officers are elected by its board of directors and serve at its discretion.

Name            Age   Position
----            ---   --------

Ryan Beamin     32    President, Chief Executive Officer, Secretary and a
                      Director

      The following is a brief description of Mr. Beamin's business background:

     Ryan Beamin has been an officer and director of Daulton Capital since January 8, 2008. Since 2000 Mr. Beamin has been a design engineer for Rangeland Engineering Ltd., a commercial pipe design firm providing services to the oil and gas industry in Northern Alberta. Mr. Beamin received a degree in Engineering Design and Drafting Technology (Piping Major) and a minor in Petroleum Industry Training Services from the Southern Alberta Institute of Technology.

     Daulton Capital does not have a compensation committee. Daulton Capital's Directors serve as its Audit Committee. Daulton Capital does not have a financial expert. Mr. Beamin is not independent as that term is defined Section 121(A) of the Listing Standards of the American Stock Exchange.

Executive Compensation.
-----------------------

      The following table shows the compensation paid or accrued to Daulton Capital's officer during the period from Daulton Capital's inception (January 8, 2008) to May 31, 2008:

                                                          All Other
                                                           Annual
                                          Stock    Option  Compen-
Name and           Fiscal Salary  Bonus   Awards   Awards  sation
Principal Position  Year    (1)    (2)     (3)       (4)      (5)     Total
------------------ ------ ------- -----   ------   ------  --------   -----

Ryan Beamin,         2008      --    --       --       --        --      --
 President, Chief
 Executive Officer
 and Secretary

(1)  The dollar value of base salary (cash and non-cash) earned.
(2)  The dollar value of bonus (cash and non-cash) earned.
(3) During the periods covered by the table, the value of Daulton Capital's shares issued as compensation for services to the persons listed in the table.
(4) The value of all stock options granted during the periods covered by the table.
(5) All other compensation received that Daulton Capital could not properly report in any other column of the table.

      Stock Options. Daulton Capital has not granted any stock options and does not have any stock option plans in effect as of the date of this prospectus. In the future, Daulton Capital may grant stock options to its officers, directors, employees or consultants.

      Long-Term Incentive Plans. Daulton Capital does not provide its officers or employees with pension, stock appreciation rights, long-term incentive or other plans and has no intention of implementing any of these plans for the foreseeable future.

      Employee Pension, Profit Sharing or other Retirement Plans. Daulton Capital does not have a defined benefit, pension plan, profit sharing or other retirement plan, although it may adopt one or more of such plans in the future.

      Compensation of Directors. Daulton Capital's directors do not receive any compensation their services as directors.

      Mr. Beamin plans to spend approximately 35% of his time on the business of Daulton Capital.

      Daulton Capital does not have any employment agreements with its officers or employees. Daulton Capital does not maintain any keyman insurance on the life or in the event of disability of any of its officers.

Transactions with Related Parties and Recent Sales of Securities

      The following lists all shares of Daulton Capital's common stock issued since its incorporation:
                                                           Consideration
    Shareholder              Date of Sale  Shares Issued   Paid for Shares

    Ryan Beamin                  01/08       1,800,000     $18,000
    Ryan Beamin                  02/08          20,000     $0.10 CDN per share
    Private Investors            02/08       1,480,000     $0.10 CDN per share
                                            ----------
                                             3,300,000
                                            ==========

                             PRINCIPAL SHAREHOLDERS

      The following table shows the ownership of Daulton Capital's common stock as of the date of this prospectus by each shareholder known by Daulton Capital to be the beneficial owner of more than 5% of Daulton Capital's outstanding shares, each director and executive officer and all directors and executive officers as a group. Except as otherwise indicated, each shareholder has sole voting and investment power with respect to the shares they beneficially own.

Name and Address                   Number of Shares        Percent of Class
----------------                   ----------------        ----------------

Ryan Beamin                          1,820,000                    55%
39 New Brighton Manor S.E.
Calgary, Alberta
Canada  T2Z 4G8

All officers and directors           1,820,000                    55%
as a group (one person)

                              SELLING SHAREHOLDERS

      The persons listed in the following table plan to offer the shares shown opposite their respective names by means of this prospectus. The owners of the shares to be sold by means of this prospectus are referred to as the "selling shareholders". With the exception of the shares owned by Ryan Beamin, the selling shareholders acquired their shares from Daulton Capital in private transactions for cash at a price of $0.10 CDN per share. Mr. Beamin acquired 1,800,000 of his shares at a price of $0.001 per share and acquired an additional 20,000 shares at a price of $0.10 CDN per share.

      Daulton Capital will not receive any proceeds from the sale of the shares by the selling shareholders. Daulton Capital will pay all costs of registering the shares offered by the selling shareholders. These costs, based upon the time related to preparing this section of the prospectus, are estimated to be $2,000. The selling shareholders will pay all sales commissions and other costs of the sale of the shares offered by them.

                                            Shares to    Share
                                             Be Sold    Ownership
                                Shares        in this     After       Percentage
Name                            Owned        Offering    Offering      Ownership
----                            ----        ---------   ----------    ----------

Ryan Beamin                  1,820,000       320,000   1,500,000          45%
Aaron Cain Professional Corp    25,000        25,000          --           --
Merima Alicajic                 25,000        25,000          --           --
Beamin Design Drafting Inc      40,000        40,000          --           --
Charles Beamin                  10,000        10,000          --           --
Ross Black                      30,000        30,000          --           --
Kimberlee Black                 30,000        30,000          --           --
Bernadette Boury               100,000       100,000          --           --
Jalila R Boury                  25,000        25,000          --           --
Maha Boury                      25,000        25,000          --           --
Mona Boury                      25,000        25,000          --           --
Monah Boury                     10,000        10,000          --           --
Yousef Boury                   135,000       135,000          --           --
Daniel Boutin                   25,000        25,000          --           --
Paige Boutin                    25,000        25,000          --           --
Tonette W Boutin                25,000        25,000          --           --
Antonia Chamoun                 25,000        25,000          --           --
Emile Chamoun                   25,000        25,000          --           --
Jimmy Chamoun                   25,000        25,000          --           --
Joe Chamoun                     25,000        25,000          --           --
Johnny Chamounn                 25,000        25,000          --           --
Leila Chamoun                   25,000        25,000          --           --
Sarah Chamoun                   25,000        25,000          --           --
Oliver Charveia                 25,000        25,000          --           --
Souad Boury Chebib              25,000        25,000          --           --
Britt Corradetti                25,000        25,000          --           --
Fastwater Charters Ltd          20,000        20,000          --           --
Helen Fazakas                   15,000        15,000          --           --
Geoffrey Gordon                 10,000        10,000          --           --
Debbie C Jones                  20,000        20,000          --           --
Kathy Kolskog                   15,000        15,000          --           --
Dyana Lawrence                  50,000        50,000          --           --
Kelly Lundgren                  30,000        30,000          --           --
James Maclellan                 40,000        40,000          --           --
Lisa Maclellan                  50,000        50,000          --           --
Olga Maclellan                  40,000        40,000          --           --
Deborah Mainprise               10,000        10,000          --           --
Krista Mainprise                30,000        30,000          --           --
Matthew Martyn                  25,000        25,000          --           --
Cory McCarthy                   20,000        20,000          --           --
Sean P McCarthy                 20,000        20,000          --           --
Shawn McCord                    10,000        10,000          --           --

                                            Shares to    Share
                                             Be Sold    Ownership
                                Shares        in this     After       Percentage
Name                            Owned        Offering    Offering      Ownership
----                            ----        ---------   ----------    ----------

Lisa McWhir                     10,000      10,000            --           --
Fabian Patino                   25,000      25,000            --           --
R&J Harvesting Inc              15,000      15,000            --           --
Chad Rusnak                     10,000      10,000            --           --
Carol Smith                     30,000      30,000            --           --
Maria Wakefield                 50,000      50,000            --           --
Rheanna Wakefield               50,000      50,000            --           --
Louise Wheaton                  10,000      10,000            --           --
Phillip Wheaton                 10,000      10,000            --           --
Roland Wheaton                  10,000      10,000            --           --
Kerry A Wilde                   10,000      10,000            --           --
611342 Alberta Ltd              40,000      40,000            --           --


      The controlling persons of the non-individual selling shareholders are:

       Name of Shareholder                 Controlling Person
       -------------------                 ------------------

       Aaron Cain Professional Corp.       Dr. Aaron Cain
       Beamin Design Drafting, Inc.        Ryan Beamin
       Fastwater Charters Ltd.             Debbie Jones
       R&J Harvesting, Inc.                Helen Fazakas and Kath Kolskok
       6111342 Alberta Ltd.                Mike McGilvery

      Except as noted above, no selling shareholder has, or had, any material relationship with Daulton Capital, or Daulton Capital's officers or directors. To Daulton Capital's knowledge, no selling shareholder is affiliated with a broker dealer.

Manner of Sale

      The shares of common stock owned by the selling shareholders may be offered and sold by means of this prospectus from time to time as market conditions permit. Since as of the date of this prospectus no market exists for Daulton Capital's common stock, sales by the selling shareholders, until Daulton Capital's common stock becomes quoted on the OTC Bulletin Board or listed on a securities exchange, will be made at a price of $.20 per share. If and when Daulton Capital's common stock becomes quoted on the OTC Bulletin Board or listed on a securities exchange, the shares owned by the selling shareholders may be sold in the over-the-counter market, or otherwise, at prices and terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. These shares may be sold by one or more of the following methods, without limitation:

     o a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     o purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

     o ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

     o face-to-face transactions between sellers and purchasers without a broker/dealer.

      In competing sales, brokers or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from selling shareholders in amounts to be negotiated. As to any particular broker-dealer, this compensation might be in excess of customary commissions. Neither Daulton Capital nor the selling stockholders can presently estimate the amount of such compensation. Notwithstanding the above, no NASD member will charge commissions that exceed 8% of the total proceeds from the sale.

      The selling shareholders and any broker/dealers who act in connection with the sale of the shares may be deemed to be "underwriters" within the meaning of ss.2(11) of the Securities Acts of 1933, and any commissions received by them and any profit on any resale of the shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act.

      If any selling shareholder enters into an agreement to sell his or her shares to a broker-dealer as principal, and the broker-dealer is acting as an underwriter, Daulton Capital will file a post-effective amendment to the registration statement, of which this prospectus is a part, identifying the broker-dealer, providing required information concerning the plan of distribution, and otherwise revising the disclosures in this prospectus as needed. Daulton Capital will also file the agreement between the selling shareholder and the broker-dealer as an exhibit to the post-effective amendment to the registration statement.

      The selling stockholders may also sell their shares pursuant to Rule 144 under the Securities Act of 1933.

      Daulton Capital has advised the selling shareholders that they and any securities broker/dealers or others who may be deemed to be statutory underwriters will be subject to the prospectus delivery requirements under the Securities Act of 1933. Daulton Capital has also advised each selling shareholder that in the event of a "distribution" of the shares owned by the selling shareholder, such selling shareholder, any "affiliated purchasers", and any broker/dealer or other person who participates in the distribution may be subject to Rule 102 of Regulation M under the Securities Exchange Act of 1934 ("1934 Act") until their participation in that distribution is completed. Rule 102 makes it unlawful for any person who is participating in a distribution to bid for or purchase stock of the same class as is the subject of the distribution. A "distribution" is defined in Rule 102 as an offering of securities "that is distinguished from ordinary trading transactions by the magnitude of the offering and the presence of special selling efforts and selling methods". Daulton Capital has also advised the selling shareholders that Rule 101 of Regulation M under the 1934 Act prohibits any "stabilizing bid" or "stabilizing purchase" for the purpose of pegging, fixing or stabilizing the price of the common stock in connection with this offering.

                            DESCRIPTION OF SECURITIES

Common Stock
------------

      Daulton Capital is authorized to issue 50,000,000 shares of common stock. As of the date of this prospectus Daulton Capital had 3,300,000 outstanding shares of common stock. Holders of common stock are each entitled to cast one vote for each share held of record on all matters presented to shareholders. Cumulative voting is not allowed; hence, the holders of a majority of the outstanding common stock can elect all directors.

      Holders of common stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available for dividends and, in the event of liquidation, to share pro rata in any distribution of Daulton Capital's assets after payment of liabilities. The Board of Directors is not obligated to declare a dividend and it is not anticipated that dividends will ever be paid.

      Holders of common stock do not have preemptive rights to subscribe to additional shares if issued by Daulton Capital. There are no conversion, redemption, sinking fund or similar provisions regarding the common stock. All of the outstanding shares of common stock are fully paid and non-assessable and all of the shares of common stock offered by this prospectus will be, upon issuance, fully paid and non-assessable.

Preferred Stock
---------------

      Daulton Capital is authorized to issue 5,000,000 shares of preferred stock. Shares of preferred stock may be issued from time to time in one or more series as may be determined by Daulton Capital's Board of Directors. The voting powers and preferences, the relative rights of each such series and the qualifications, limitations and restrictions of each series will be established by the Board of Directors. Daulton Capital's directors may issue preferred stock with multiple votes per share and dividend rights which would have priority over any dividends paid with respect to the holders of Daulton Capital's common stock. The issuance of preferred stock with these rights may make the removal of management difficult even if the removal would be considered beneficial to shareholders generally, and will have the effect of limiting shareholder participation in transactions such as mergers or tender offers if these transactions are not favored by Daulton Capital's management. As of the date of this prospectus Daulton Capital had not issued any shares of preferred stock.

Transfer Agent
--------------

      As of the date of this prospectus Daulton Capital had not appointed a transfer agent for its common stock.

                                LEGAL PROCEEDINGS

      Daulton Capital is not involved in any legal proceedings and Daulton Capital does not know of any legal proceedings which are threatened or contemplated.

                                 INDEMNIFICATION

      The Nevada Revised Statutes authorize indemnification of a director, officer, employee or agent of Daulton Capital against expenses incurred in connection with any action, suit, or proceeding to which he is named a party by reason of his having acted or served in such capacity, except for liabilities arising from his own misconduct or negligence in performance of his duty. In addition, even a director, officer, employee, or agent of Daulton Capital who was found liable for misconduct or negligence in the performance of his duty may obtain such indemnification if, in view of all the circumstances in the case, a court of competent jurisdiction determines such person is fairly and reasonably entitled to indemnification. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling Daulton Capital pursuant to the foregoing provisions, Daulton Capital has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                              AVAILABLE INFORMATION

      Daulton Capital has filed with the Securities and Exchange Commission a Registration Statement on Form S-1 (together with all amendments and exhibits) under the Securities Act of 1933, as amended, with respect to the Securities offered by this prospectus. This prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Securities and Exchange Commission. For further information, reference is made to the Registration Statement which may be read and copied at the Commission's Public Reference Room at 100 F. Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The registration statement is also available at www.sec.gov, the website of the Securities and Exchange Commission.

                                    GLOSSARY

      BBL. One stock tank barrel, or 42 U.S. gallons liquid volume, usually used herein in reference to crude oil or other liquid hydrocarbons.

      BOE. Equivalent barrels of oil, using the ratio of six MCF of natural gas to one Bbl of crude oil, condensate or natural gas liquids.

      BTU. A British thermal unit which is the amount of heat required to raise the temperature of one avoirdupois pound of pure water form 58.5 degrees to 59.5 degrees Fahrenheit under standard conditions.

      CDN$. Canadian Dollars.

      DEVELOPED ACREAGE. The number of acres which are allocated or assignable to producing wells or wells capable of production.

      DEVELOPMENT WELL. A well drilled as an additional well to the same reservoir as other producing wells on a Lease, or drilled on an offset Lease not more than one location away from a well producing from the same reservoir.

      EXPLORATORY WELL. A well drilled in search of a new undiscovered pool of oil or gas, or to extend the known limits of a field under development.

      GROSS ACRES OR WELLS. A well or acre in which a working interest is owned. The number of gross wells is the total number of wells in which a working interest is owned.

      LEASE. Full or partial interests in an oil and gas lease, authorizing the owner thereof to drill for, reduce to possession and produce oil and gas upon payment of rentals, bonuses and/or royalties. Oil and gas leases are generally acquired from private landowners and federal and state governments. The term of an oil and gas lease typically ranges from three to ten years and requires annual lease rental payments of $1.00 to $2.00 per acre. If a producing oil or gas well is drilled on the lease prior to the expiration of the lease, the lease will generally remain in effect until the oil or gas production from the well ends. The Company is required to pay the owner of the leased property a royalty which is usually between 12.5% and 16.6% of the gross amount received from the sale of the oil or gas produced from the well.

      MCF. One thousand cubic feet.

      NET ACRES OR WELLS. A net well or acre is deemed to exist when the sum of fractional ownership working interests in gross wells or acres equals one. The number of net wells or acres is the sum of the fractional working interests owned in gross wells or acres expressed as whole numbers and fractions.

      OPERATING COSTS. The expenses of producing oil or gas from a formation, consisting of the costs incurred to operate and maintain wells and related equipment and facilities, including labor costs, repair and maintenance, supplies, insurance, production, severance and other production excise taxes.

      PRODUCING PROPERTY. A property (or interest therein) producing oil or gas in commercial quantities or that is shut-in but capable of producing oil or gas in commercial quantities, to which Producing Reserves have been assigned. Interests in a property may include Working Interests, production payments, Royalty Interests and other non-working interests.

      PRODUCING RESERVES. Proved Developed Reserves expected to be produced from existing completion intervals open for production in existing wells.

      PROSPECT. An area in which a party owns or intends to acquire one or more oil and gas interests, which is geographically defined on the basis of geological data and which is reasonably anticipated to contain at least one reservoir of oil, gas or other hydrocarbons.

      PROVED DEVELOPED RESERVES. Proved developed oil and gas reserves are reserves that can be expected to be recovered through existing wells with existing equipment and operating methods. Additional oil and gas expected to be obtained through the application of fluid injection or other improved recovery techniques for supplementing the natural forces and mechanisms of primary recovery may be included as "proved developed reserves" only after testing by a pilot project or after the operation of an installed program has confirmed through production response that increased recovery will be achieved.

      PROVED RESERVES. Proved oil and gas reserves are the estimated quantities of crude oil, natural gas, and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions, i.e., prices and costs as of the date the estimate is made. Prices include consideration of changes in existing prices provided only by contractual arrangements, but not on escalations based upon future conditions.

      (i) Reservoirs are considered proved if economic producibility is supported by either actual production or conclusive formation testing. The area of a reservoir considered proved includes (a) that portion delineated by drilling and defined by gas-oil and/or oil-water contacts, if any; and (b) the immediately adjoining portions not yet drilled, but which can be reasonably judged as economically productive on the basis of available geological and engineering data. In the absence of information on fluid contacts, the lowest known structural occurrence of hydrocarbons controls the lower proved limit of the reservoir.

      (ii) Reserves which can be produced economically through application of improved recovery techniques (such as fluid injection) are included in the "proved" classification when successful testing by a pilot project, or the operation of an installed program in the reservoir, provides support for the engineering analysis on which the project or program was based.

      (iii) Estimates of proved reserves do not include the following: (a) oil that may become available from known reservoirs but is classified separately as "indicated additional reserves", (b) crude oil, natural gas, and natural gas liquids, the recovery of which is subject to reasonable doubt because of uncertainty as to geology, reservoir characteristics, or economic factors; (c) crude oil, natural gas, and natural gas liquids, that may occur in undrilled prospects; and (d) crude oil, natural gas, and natural gas liquids, that may be recovered from oil shales, coal, gilsonite and other such sources.

         PROVED UNDEVELOPED RESERVES. Proved undeveloped oil and gas reserves are reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion. Reserves on undrilled acreage are limited to those drilling units offsetting productive units that are reasonably certain of production when drilled. Proved reserves for other undrilled units can be claimed only where it can be demonstrated with certainty that there is continuity of production from the existing productive formation. Proved undeveloped reserves are not attributable to any acreage for which an application of fluid injection or other improved recovery technique is contemplated, unless such techniques have been proved effective by actual tests in the area and in the same reservoir.

         ROYALTY INTEREST. An interest in an oil and gas property entitling the owner to a share of oil and gas production free of Operating Costs.

         UNDEVELOPED ACREAGE. Lease acres on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil and gas regardless of whether or not such acreage contains proved reserves. Undeveloped acreage should not be confused with undrilled acreage which is "Held by Production" under the terms of a lease.

         WORKING INTEREST. The operating interest under a Lease which gives the owner the right to drill, produce and conduct operating activities on the property and a share of production, subject to all Royalty Interests and other burdens and to all costs of exploration, development and operations and all risks in connection therewith.

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To:  The Board of Directors and Shareholders
Daulton Capital Corporation
Temecula, California

I have audited the accompanying balance sheet of Daulton Capital Corporation as of April 30, 2008 and the related statements of operations, stockholders' equity and cash flows for the period then ended. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered an initial loss and is not yet able to cover its operating expenses. This raises substantive doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

In my opinion, based on my audit, the financial statements referred to above present fairly, in all material respects, the financial position of Daulton Capital Corporation as of April 30, 2008 and the results of its operations, its stockholders' equity and its cash flows for the period ended April 30 2008, in conformity with United States generally accepted accounting principles.

The Company has determined that it is not required to have, nor was I engaged to perform, an audit of the effectiveness of its documented internal controls over financial reporting.



John Kinross-Kennedy
Certified Public Accountant
Irvine, California
June 17, 2008

                           DAULTON CAPITAL CORPORATION
                          (A Development Stage Company)
                                  Balance Sheet
                              As at April 30, 2008
-------------------------------------------------------------------------------

                             ASSETS

Current Assets
  Cash and Cash Equivalents                       $      46,323
  Accounts Receivable                                     5,387
  Prepaid Rent                                              750
                                                  ---------------
                                                         52,460
                                                  ---------------
Other Assets
  Oil and Gas Working Interest                          100,000
                                                  ---------------

    TOTAL ASSETS                                  $     152,460
                                                  ===============

              LIABILITIES & STOCKHOLDERS' DEFICIT


Current Liabilities                               $           -
                                                  ---------------

Commitments and contingencies (Note 4)

Stockholders' Equity
  Common Stock, $0.001 par value, 50,000,000
  shares authorized, 3,300,000 shares issued
  and outstanding                                         3,300
  Additional paid-in capital                            160,754
  Deficit accumulated in the development stage          (11,594)
                                                  ---------------

    Total Stockholders' Equity                          152,460
                                                  ---------------

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT       $     152,460
                                                  ===============

                           DAULTON CAPITAL CORPORATION
                          (A Development Stage Company)
                             Statement of Operations
-------------------------------------------------------------------------------


                                                                For the
                                                               period of
                                    For the                    Inception,
                                     three        For the     from Jan. 8,
                                     months       period          2008
                                     ended        ended          through
                                   April 30,     April 30,      April 30,
                                     2008          2008           2008
                                 ------------  ------------  --------------

 Revenues                        $     5,387   $     5,387   $      5,387
                                 ------------  ------------  -------------
 Costs and Expenses

 Professional Fees                    12,000        12,000         12,000
 Occupancy Expense                     2,250         2,250          2,250
 Other General & Administrative        2,731         2,731          2,731
                                 ------------  ------------  -------------
    Total Expenses                    16,981        16,981         16,981
                                 ------------  ------------  -------------
    Operating Loss                   (11,594)      (11,594)       (11,594)
                                 ------------  ------------  -------------
Net Income (Loss)                $   (11,594)  $   (11,594)  $   (11,594)
                                 ============  ============  =============

Basic and Dilutive net loss per
share                            $    (0.004)  $   (0.004)
                                 ============  ===========

Weighted average number of
shares outstanding, basic
and diluted                        2,950,000    2,620,354
                                 ============  ===========





The accompanying notes are an integral part of these financial statements

                          DAULTON CAPITAL CORPORATION
                          (A Development Stage Company)
                            Statements of Cash Flows
--------------------------------------------------------------------------------

                                                                  For the period
                                                                   of Inception,
                                            For the                  from Jan.
                                             three       For the        8,
                                             months      period         2008
                                             ended       ended        through
                                           April 30,    April 30,    April 30,
                                             2008         2008         2008
                                        ----------------------------------------

 CASH FLOWS FROM OPERATING ACTIVITIES:

  Net Income (Loss)                     $   (11,594)  $   (11,594) $   (11,594)
  Adjustments to reconcile net loss
   to net cash used by operating
   activities:
  Change in operating assets and
   liabilities:
    Increase (Decrease) in accounts
     receivable                              (5,387)       (5,387)      (5,387)
    Increase (Decrease) in prepaids            (750)         (750)        (750)
                                        ------------  ------------ ------------
    Net Cash provided by (used by)
        Operating Activities                (17,731)      (17,731)     (17,731)
                                        ------------  ------------ ------------
 CASH FLOWS FROM INVESTING ACTIVITIES
   Purchase of oil and gas working
    interest                               (100,000)     (100,000)    (100,000)
                                        ------------  ------------ ------------
    Net Cash (used by) Investing
     Activities                            (100,000)     (100,000)    (100,000)
                                        ------------  ------------ ------------

 CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from the sale of Common
   Stock                                    164,054       164,054      164,054
                                        ------------  ------------ ------------
   Net Cash provided by Financing
    Activities                              164,054       164,054      164,054
                                        ------------  ------------ ------------
 NET INCREASE IN CASH                        46,323        46,323       46,323

 CASH AT BEGINNING OF PERIOD                      -             -            -
                                        ------------  ------------ ------------
 CASH AT END OF PERIOD                  $    46,323   $    46,323  $    46,323
                                        ============  ============ ============
 CASH PAID FOR:
    Interest                            $         -   $         -  $         -
    Income Taxes                        $         -   $         -  $         -


The accompanying notes are an integral part of these financial statements.

                           DAULTON CAPITAL CORPORATION
                          (A Development Stage Company)
                   Statement of Stockholders' Equity (Deficit)
                       For the period ended April 30, 2008
-------------------------------------------------------------------------------

                                                                  Accumulated
                                                                    Deficit
                                                       Additional   During
                                       Common Stock     Paid-in   Development
                                     Shares     Amount  Capital      Stage       Total
                                     --------------------------------------------------


Balances at January 8, 2008               -          -         -           -          -
Common stock issued for cash
 on January 14, 2008 at $0.098
 per share                        1,800,000      1,800    15,777                 17,577
Common stock issued for cash
 on February 21, 2008 at
 $0.0977 per share                1,500,000      1,500   144,977                146,477
Net loss, period ended
 April 30, 2008                                                      (11,594)   (11,594)
                                 -----------  --------- ---------   ---------   --------

 Balances at April 30, 2008       3,300,000   $  3,300  $160,754    $(11,594)  $152,460
                                 ===========  ========= =========   =========  =========




The accompanying notes are an integral part of these financial statements.

                           Daulton Capital Corporation
                         (A Developmental Stage Company)
                          Notes to Financial Statements
                                 April 30, 2008

1.    Organization


      Daulton Capital Corporation (the "Company") was incorporated under the laws of the State of Nevada January 8, 2008. The Company was organized for the purpose of engaging in any activity or business not in conflict with the laws of the State of Nevada or of the United States of America. The company became engaged in the oil and gas industry.

      Current Business of the Company

      In February, 2008 the Company purchased a 20% working interest /16% Net Revenue Interest in a producing gas well known at Mayberry No. 1, located in an oil and gas leasehold estate in Creek County, Oklahoma.

      Volumetric calculations of the well have not been performed.

                  Property Acquisition Costs:
                                                      Unproved

                   Mayberry No. 1 well                $100,000


2.    Summary of Significant Accounting Policies

    Basis of Presentation

    The financial statements of the Company have been prepared using the accrual basis of accounting in accordance with generally accepted accounting principles in the United States.

    Use of Estimates

    The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements, and reported amounts of revenue and expenses during the reporting period. Actual results could differ materially from those estimates. Significant estimates made by management are, among others, realizability of long-lived assets, deferred taxes and stock option valuation.

    The financial statements presented include all adjustments which are, in the opinion of management, necessary to present fairly the financial position, results of operations and cash flows for the period presented in accordance with the accounting principles generally accepted in the United States of America. All adjustments are of a normal recurring nature.

    Cash and equivalents

    Cash and equivalents include investments with initial maturities of three months or less.

    Recognition of Revenue

    Revenue is recognized as earned. Revenue from the sale of gas is reported by the gas gathering company monthly and paid two months in arrears.

    Fair Value of Financial Instruments

     The Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 107, "Disclosures About Fair Value of Financial Instruments." SFAS No. 107 requires disclosure of fair value information about financial instruments when it is practicable to estimate that value. The carrying amounts of the Company's financial instruments as of April 30, 2008 approximate their respective fair values because of the short-term nature of these instruments. Such instruments consist of cash, accounts payable and accrued expenses. The fair value of related party payables is not determinable.

    Income Taxes

    The Company utilizes SFAS No. 109, "Accounting for Income Taxes," which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the tax basis of assets and liabilities and their financial reporting amounts based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. The Company generated a deferred tax credit through net operating loss carryforward. However, a valuation allowance of 100% has been established, as the realization of the deferred tax credits is not reasonably certain, based on going concern considerations outlined as follows.

    Going Concern

    The Company's financial statements are prepared using accounting principles generally accepted in the United States of America applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company has not yet established an ongoing source of revenues sufficient to cover its operating costs and to allow it to continue as a going concern. The company experienced a loss of $11,594 in the period ended April 30, 2008. A positive cash flow of $46,323 was achieved in the same period through the sale of stock. The ability of the Company to continue as a going concern is dependent on the Company obtaining adequate capital to fund operating losses until it becomes profitable. If the Company is unable to obtain adequate capital, it could be forced to cease development of operations.

    The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish its plans to generate revenue from well head machinery and oil and gas leases. The accompanying financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amount and classifications or liabilities or other adjustments that might be necessary should the Company be unable to continue as a going concern.

    Development-Stage Company

    The Company is considered a development-stage company, with limited operating revenues during the periods presented, as defined by Statement of Financial Accounting Standards ("SFAS") No. 7. SFAS. No. 7 requires companies to report their operations, shareholders deficit and cash flows since inception through the date that revenues are generated from management's intended operations, among other things. Management has defined inception as January 8, 2008. Since inception, the Company has incurred an operating loss of $11,594. The Company's working capital has been generated through the sales of common stock. Management has provided financial data since January 8, 2008 in the financial statements, as a means to provide readers of the Company's financial information to make informed investment decisions.

    Basic and Diluted Net Loss Per Share

    Net loss per share is calculated in accordance with SFAS 128, Earnings Per Share for the period presented. Basic net loss per share is based upon the weighted average number of common shares outstanding. Diluted net loss per share is based on the assumption that all dilative convertible shares and stock options were converted or exercised. Dilution is computed by applying the treasury stock method. Under this method, options and warrants are assumed exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby we used to purchase common stock at the average market price during the period.

    The Company has no potentially dilutive securities outstanding as of April 30, 2008.

    The following is a reconciliation of the numerator and denominator of the basic and diluted earnings per share computations for the period ended April 30, 2008. There is no comparable period in 2007.

      Numerator:
      ----------

      Basic and diluted net loss per share:

      Net Loss                                         $ (11,594)

      Denominator
      -----------

      Basic and diluted weighted average
        number of shares outstanding                   2,620,354


      Basic and Diluted Net Loss Per Share             $  (0.004)
      -------------------------------------

4.    Capital Structure

    During the period from inception through April 30, 2008 the Company entered into the following equity transactions:

      January 14, 2008: Sold 1,800,000 shares of common stock at $.01 per share realizing $17,577.

      February 21, 2008 Sold 1,500,000 shares of common stock at $.098 per share realizing $146,477.

    As at April 30, 2008, the Company was authorized to issue 50,000,000 shares of $0.001 par value common stock, of which 3,300,000 shares were issued and outstanding.

    The Company was also authorized to issue 5,000,000 shares of preferred stock, of which none were issued and outstanding.


5.    Legal Proceedings

    There were no legal proceedings against the Company with respect to matters arising in the ordinary course of business. Neither the Company nor any of its officers or directors is involved in any other litigation either as plaintiffs or defendants, and have no knowledge of any threatened or pending litigation against them or any of the officers or directors.

                                TABLE OF CONTENTS
                                                                          Page
PROSPECTUS SUMMARY ................................................
RISK FACTORS ......................................................
DILUTION AND COMPARATIVE SHARE DATA................................
MARKET FOR DAULTON CAPITAL'S COMMON STOCK .........................
MANAGEMENT'S DISCUSSION AND ANALYSIS
     AND PLAN OF OPERATION ........................................
BUSINESS...........................................................
MANAGEMENT ........................................................
PRINCIPAL SHAREHOLDERS.............................................
SELLING SHAREHOLDERS...............................................
DESCRIPTION OF SECURITIES..........................................
LEGAL PROCEEDINGS..................................................
INDEMNIFICATION ...................................................
AVAILABLE INFORMATION..............................................
GLOSSARY ..........................................................
FINANCIAL STATEMENTS...............................................

      No dealer, salesperson or other person has been authorized to give any information or to make any representation not contained in this prospectus, and if given or made, such information or representations must not be relied upon as having been authorized by Tara Minerals. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any of the securities offered in any jurisdiction to any person to whom it is unlawful to make an offer by means of this prospectus.

      Until _______, 2008 all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                     PART II
                     Information Not Required in Prospectus

Item 13. Other Expenses of Issuance and Distribution.

      The following table show the costs and expenses payable by the Company in connection with this registration statement.

         SEC Filing Fee                                      $       15
         Blue Sky Fees and Expenses                                 500
         Printing Expenses                                          500
         Legal Fees and Expenses                                 25,000
         Accounting Fees and Expenses                            10,000
         Miscellaneous Expenses                                   3,985
                                                              ---------
                  TOTAL                                         $40,000
                                                              =========

     All expenses other than the SEC filing fee are estimated.

Item 14. Indemnification of Officers and Directors

     The Nevada Revised Statutes provide that the Company may indemnify any and all of its officers, directors, employees or agents or former officers, directors, employees or agents, against expenses actually and necessarily incurred by them, in connection with the defense of any legal proceeding or threatened legal proceeding, except as to matters in which such persons shall be determined to not have acted in good faith and in the Company's best interest.

Item 15. Recent Sales of Unregistered Securities.

      The following lists all shares issued by the Company since its inception.

Name                           Date          Shares     Consideration (1)
----                           ----          ------     -----------------

Ryan Beamin                   01-08-08    1,800,000         $18,000
Ryan Beamin                   02-21-08       20,000          $2,000
Aaron Cain Professional Corp  02-21-08       25,000          $2,500
Merima Alicajic               02-21-08       25,000          $2,500
Beamin Design Drafting Inc    02-21-08       40,000          $4,000
Charles Beamin                02-21-08       10,000          $1,000
Ross Black                    02-21-08       30,000          $3,000
Kimberlee Black               02-21-08       30,000          $3,000
Bernadette Boury              02-21-08      100,000         $10,000
Jalila R Boury                02-21-08       25,000          $2,500
Maha Boury                    02-21-08       25,000          $2,500
Mona Boury                    02-21-08       25,000          $2,500
Monah Boury                   02-21-08       10,000          $1,000
Yousef Boury                  02-21-08      135,000         $13,500
Daniel Boutin                 02-21-08       25,000          $2,500
Paige Boutin                  02-21-08       25,000          $2,500
Tonette W Boutin              02-21-08       25,000          $2,500

Antonia Chamoun               02-21-08       25,000          $2,500
Emile Chamoun                 02-21-08       25,000          $2,500
Jimmy Chamoun                 02-21-08       25,000          $2,500
Joe Chamoun                   02-21-08       25,000          $2,500
Johnny Chamounn               02-21-08       25,000          $2,500
Leila Chamoun                 02-21-08       25,000          $2,500
Sarah Chamoun                 02-21-08       25,000          $2,500
Oliver Charveia               02-21-08       25,000          $2,500
Souad Boury Chebib            02-21-08       25,000          $2,500
Britt Corradetti              02-21-08       25,000          $2,500
Fastwater Charters Ltd        02-21-08       20,000          $2,000
Helen Fazakas                 02-21-08       15,000          $1,500
Geoffrey Gordon               02-21-08       10,000          $1,000
Debbie C Jones                02-21-08       20,000          $2,000
Kathy Kolskog                 02-21-08       15,000          $1,500
Dyana Lawrence                02-21-08       50,000          $5,000
Kelly Lundgren                02-21-08       30,000          $3,000
James Maclellan               02-21-08       40,000          $4,000
Lisa Maclellan                02-21-08       50,000          $5,000
Olga Maclellan                02-21-08       40,000          $4,000
Deborah Mainprise             02-21-08       10,000          $1,000
Krista Mainprise              02-21-08       30,000          $3,000
Matthew Martyn                02-21-08       25,000          $2,500
Cory McCarthy                 02-21-08       20,000          $2,000
Sean P McCarthy               02-21-08       20,000          $2,000
Shawn McCord                  02-21-08       10,000          $1,000
Lisa McWhir                   02-21-08       10,000          $1,000
Fabian Patino                 02-21-08       25,000          $2,500
R&J Harvesting Inc            02-21-08       15,000          $1,500
Chad Rusnak                   02-21-08       10,000          $1,000
Carol Smith                   02-21-08       30,000          $3,000
Maria Wakefield               02-21-08       50,000          $5,000
Rheanna Wakefield             02-21-08       50,000          $5,000
Louise Wheaton                02-21-08       10,000          $1,000
Phillip Wheaton               02-21-08       10,000          $1,000
Roland Wheaton                02-21-08       10,000          $1,000
Kerry A Wilde                 02-21-08       10,000          $1,000
611342 Alberta Ltd            02-21-08       40,000          $4,000

(1) The consideration received from Ryan Beamin for his 1,800,000 shares is expressed in U.S. $. All other consideration is expressed in Canadian $.

    The shares listed above were all issued to non-U.S. persons who reside outside of the United States. The negotiations and agreements relating to the issuance of these shares were made by the Company's officers (who were non-U.S. persons) from Canada. The shares are restricted from resale in the public markets for a period of one year from the date of their issuance. There is no market for the Company's securities in the United States and none of the securities have been transferred since their issuance. The

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    Company relied upon the exemption provided by Rule 901 of the Securities and
    Exchange Commission with respect to the sale of these shares.

Item 16. Exhibits and Financial Statement Schedules

The following exhibits are filed with this Registration Statement:

Exhibit
Number   Exhibit Name
-------  ------------

3.1      Articles of Incorporation, as amended

3.2      Bylaws

5        Opinion of Counsel

10.1 Agreement pertaining to acquisition of interest in oil and gas lease in Oklahoma.

23.1     Consent of Attorneys

23.2     Consent of Accountants

Item 17. Undertakings

      The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by Section l0 (a)(3) of the Securities Act:

            (ii) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the

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offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the termination of the offering.

   Insofar as indemnification for liabilities arising under the Securities Act of l933 (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      (5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

      (i) If the registrant is relying on Rule 430B:

            (A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

            (B) Each prospectus required to be filed pursuant to Rule 424(b)(2),
(b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

      (ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and

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

included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

      The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser bye means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

      (i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

      (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

      (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

      (iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.


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                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of l933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Calgary, Alberta, Canada on the 27th day of June 2008.


                              DAULTON CAPITAL CORP.




                             By:    /s/ Ryan Beamin
                                    ------------------------------------------
                                    Ryan Beamin, President,  Principal Financial
                                    Officer and Principal Accounting Officer


         In accordance with the requirements of the Securities Act of l933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:


Signature                            Title                        Date


/s/ Ryan Beamin                     Director                   June 27, 2008
-------------------------
Ryan Beamin











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                                    EXHIBITS


                              DAULTON CAPITAL CORP.

                       REGISTRATION STATEMENT ON FORM S-1





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